Exhibit 99.1
rue21 Appoints Arnold S. Barron to Board of Directors
PITTSBURGH, Pennsylvania, November 23, 2009 — rue21, inc. (NASDAQ: rue) today announced that Arnold S. Barron, former Senior Executive Vice President, Group President of The TJX Companies, has been appointed to serve as an independent member of the Company’s Board of Directors. Mr. Barron fills a directorship vacated by Mark F. Darrel, who resigned on November 20, 2009. With this appointment, rue21’s Board of Directors remains composed of five members.
Mr. Barron, age 62, brings more than 30 years of senior management, operations and retail merchandising experience to the Board. Mr. Barron held many executive positions within the TJX Companies culminating in the position of Senior Executive Vice President, Group President of The TJX Companies, Inc. that he held until his retirement in January 2009. Mr. Barron has served on the Board of Directors of Dollar Tree since March, 2008.
Prior to the appointment of Mr. Barron, the most recent addition to the rue21 Board of Directors was Douglas E. Coltharp, former Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization. Mr. Coltharp, age 48, was elected and became an independent member of the Board effective November 18, 2009. Mr. Coltharp currently serves as a partner at Arlington Capital Advisors, LLC and Arlington Investment Partners. Mr. Coltharp also serves as a member of the Board of Directors of Under Armour, Inc. and Ares Capital Corporation, and will be the Chair of rue21’s Audit Committee.
“Arnold and Doug bring a wealth of industry experience and leadership to the rue21 Board of Directors and will be great additions to our team,” said Bob Fisch, Chairman of the Board of Directors and Chief Executive Officer, rue21. “Their depth of experience in merchandising, corporate finance and retail operations will be invaluable to rue21 as we continue our rapid growth.”
About rue21, inc.
rue21 is a leading specialty apparel retailer offering the newest trends at a great value. As of November 23, 2009, rue21 operates 537 store locations in 43 states. With exclusive branded merchandise designed to appeal to anyone who wants to look and feel “21”, rue21 is building a loyal customer base that will continue to drive its growth into the future. Learn more at www.rue21.com.